AMERICAN SKANDA LIFE ASSURANCE CORPORATION
                                 A Stock Company



This Certificate is a summary of the provisions of a group annuity contract. The contract owner and contract number are as shown in the Schedule made part of this Certificate.


Signed for American Skandia Life Assurance Corporation:



M. Patricia Paez                                     Gordon Boronow

Secretary                                            President




                       GROUP DEFERRED ANNUITY CERTIFICATE
                                NON-PARTICIPATING

                                TABLE OF CONTENTS


DEFINITIONS....................................................................5
MULTIPLE CERTIFICATES..........................................................7
YOUR RIGHTS AND DESIGNATION OF BENEFICIARY.....................................7
ACCUMULATION PERIOD............................................................8
SURRENDERS....................................................................10
DEATH BENEFITS................................................................12
GENERAL PROVISIONS............................................................14
SETTLEMENT PROVISIONS.........................................................16
ANNUITY TABLES................................................................19









Your enrollment form as well as any riders and endorsements are attached.

                                    SCHEDULE

PARTICIPANT:    [JOHN DOE]   CERTIFICATE NUMBER: [001-00001]
ANNUITANT:      [JOHN DOE]   ANNUITY DATE:      [MAY 01, 2019]
ANNUITANT'S DATE OF BIRTH:      (APRIL 01,1934)
ANNUITANT'S SEX:      (MALE]

CERTIFICATE DATE:      [MAY 01, 1989]

PREMIUM:               [$5,000]

NET PREMIUM:      ($20,000]

INITIAL GUARANTEE PERIOD:                                     [05]      YEAR[S]

INITIAL GUARANTEE RATE:                                              [8.5%]

MINIMUM INTERIM VALUE:                                             [$2,000]

CONTRACT OWNER:                           [XYZ Trust]    CONTRACT NUMBER: [001]

SURRENDER CHARGE:

               CERTIFICATE                                 PERCENTAGE OF PREMIUM
                   YEAR                                       LIQUIDATED

                    1                                              6%
                    2                                              6%
                    3                                              6%
                    4                                              6%
                    5                                              6%
                    6                                              6%
               THEREAFTER                                          0%


               OFFICE: AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                            TOWER ONE CORPORATE DRIVE
                                  P.O. BOX 883
                           SHELTON. CONNECTICUT 06484

                              INTEREST RATE MINIMUM



     INTEREST RATES ARE DETERMINED BY US. HOWEVER, RATES ARE SUBJECT TO A MINIMUM. THE MINIMUM FOR EACH GUARANTEE PERIOD IS BASED ON BOTH AN INDEX AND A REDUCTION TO THE INTEREST RATE DETERMINED ACCORDING TO THE INDEX.

         EACH INDEX IS BASED ON THE PUBLISHED RATE FOR CERTIFICATES OF INDEBTEDNESS (BILLS, NOTES, OR BONDS, DEPENDING ON THE TERM OF INDEBTEDNESS) OF THE UNITED STATES TREASURY AT THE MOST RECENT TREASURY AUCTION HELD AT LEAST 30 DAYS PRIOR TO THE BEGINNING OF THE GUARANTEE PERIOD TO WHICH THE MINIMUM RATE IS TO APPLY. THE TERM (LENGTH OF TIME FROM ISSUANCE TO MATURITY) OF THE CERTIFICATES OF INDEBTEDNESS UPON WHICH THE INDEX IS BASED FOR ANY GUARANTEE PERIOD IS THE SAME AS THE GUARANTEE PERIOD. IF NO CERTIFICATES OF INDEBTEDNESS ARE AVAILABLE FOR SUCH TERM. THE NEXT SHORTEST TERM IS USED. IF THE UNITED STATES TREASURY'S AUCTION PROGRAM IS DISCONTINUED, WE WILL SUBSTITUTE INDEXES WHICH IN OUR OPINION ARE COMPARABLE. IF REQUIRED, IMPLEMENTATION OF SUCH SUBSTITUTE INDEXES WILL BE SUBJECT TO APPROVAL BY THE SECURITIES AND EXCHANGE COMMISSION AND THE INSURANCE DEPARTMENT OF THE JURISDICTION IN WHICH THIS CONTRACT IS DELIVERED.

     THE REDUCTION USED IN DETERMINING THE MINIMUM IS 2.00 PERCENT OF INTEREST.

IN NO EVENT WILL THE MINIMUM BE LESS THAN ZERO.

                                   DEFINITIONS

Annuitant: The person upon whose life this Certificate was issued.

Annuity Date: The date on which annuity payments are to commence.

Beneficiary(ies): The person or persons named by you, either as of the Certificate Date or at a later date, as the recipient of the death benefit.

Certificate: A summary of your rights and benefits under the contract shown in the Schedule. Issuance of such a summary evidences that your premium has been paid. It also represents an account we set up and maintain to track our obligations to you.

Certificate Date: The effective date of your participation under the contract shown in the Schedule in relation to the rights and benefits evidenced by this Certificate.

Certificate Years: Continuous 12 month periods commencing on the Certificate Date.

Contingent Annuitant: The person designated by you to become the Annuitant on the Annuitant's death prior to the Annuity Date.

Current Rate: The applicable interest rate we offer for an initial
Guarantee Period. Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered.

Gross Surrender Value: As of any date, that portion of the Interim Value you specify for a full or partial surrender.

Guarantee Period: The period during which the rate at which interest is credited to your Certificate is guaranteed.

In Writing: In a written form satisfactory to us and filed at the Office.

Initial Guarantee Rate: The rate of interest credited during the initial Guarantee Period for a Certificate.


Interim Value: As of any date, the Net Premium credited to a Certificate plus all interest credited on such Net Premium, less the sum of the Gross Surrender Values and interest thereon from the date of each surrender, plus or minus any market value adjustment made when choosing an alternate Guarantee Period and interest thereon from the date the new Guarantee Period begins.

Net Premium: A premium less any applicable premium tax deducted upon receipt of a premium.

Net Surrender Value: The amount payable on a full or partial surrender after the application of any charges and market value adjustment.

Office: The location shown in the Schedule where all requests regarding transactions affecting this certificate are to be sent.

Subsequent Guarantee Rate: The rate of interest established by us for crediting to your Certificate during a subsequent Guarantee Period.

Surrender Date: The date we receive a completed request In Writing for a surrender.

we, us, our: American Skandia Life Assurance Corporation.

you, your: The participant shown in the Schedule.

                              MULTIPLE CERTIFICATES


If you chose to allocate your premium to more than one Guarantee Period, we issue multiple Certificates to you. The amount credited to this Certificate is shown in the Schedule.

Additional premium may not be added to your Certificate. Submission of additional premium would be evidenced by issuance of one or more additional Certificates.

If multiple Certificates have been issued to you and we receive any request from you such as a partial surrender request or a request to change the Beneficiary, we respond to the request only in relation to those Certificates indicated in the request. We do not change any designation under any Certificate or take any action in relation to a Certificate unless we receive instructions in relation to a specified Certificate.

Unless otherwise indicated, all rights and privileges provided under the contract are in relation to each Certificate separately.


                   YOUR RIGHTS AND DESIGNATION OF BENEFICIARY

You may exercise the rights, options and privileges granted participants by the contract shown in the Schedule or permitted by us. Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.

The primary and contingent Beneficiaries were first named in your enrollment form. You may change any revocable Beneficiary during the Annuitant's lifetime by sending a request In Writing. The change takes effect on the date you sign the request, but does not apply to any payments we make before we receive the request.

Death benefits are payable to the Beneficiary. You may designate more than one primary or contingent Beneficiary. If you make such a designation, the proceeds are payable in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing.

If the primary Beneficiary dies before death proceeds become payable, the proceeds are payable to the contingent Beneficiary. If no Beneficiary is alive when the death proceeds become payable or in the absence of any Beneficiary designation, the proceeds vest in you or your estate.

Common Disaster

If any Beneficiary dies with you or the Annuitant in a common disaster, it must be proved to our satisfaction that you or the Annuitant died first. Unless provided otherwise, the proceeds are payable as if such Beneficiary died first. If you and the Annuitant die in a common disaster, it must be proved to our satisfaction that the Annuitant died before you. Unless provided otherwise, the proceeds are payable as if you died before the Annuitant. If the Annuitant and the Contingent Annuitant die in a common disaster, it must be proved to our satisfaction that the Annuitant died first. Unless provided otherwise, the proceeds are payable as if the Contingent Annuitant died before the Annuitant.

Contingent Annuitant

You may designate a Contingent Annuitant if you are not the Annuitant. You may designate or change the Contingent Annuitant prior to the Annuity Date. The request must be In Writing. The designation or change takes effect on the date you sign the request, but does not apply to any payments we make before we receive the request. The Contingent Annuitant designation expires on the Annuity Date.

Change of Annuitant

You may change the Annuitant prior to the Annuity Date. The existing Annuitant and new Annuitant must be alive on the effective date of the change. The request must be In Writing. The change takes effect on the date you sign the request, but does not apply to any payments we make before we receive the request. The new Annuitant must meet our then current requirements for minimum and maximum ages.

                               ACCUMULATION PERIOD

Premiums

Issuance of a Certificate represents our acceptance of a premium payment and enrollment of a participant. The amount of Net Premium evidenced by this Certificate is shown in the Schedule. The value of your Certificate is determined in accordance with the terms of the contract shown in the Schedule.

Initial Guarantee Periods

The initial Guarantee Period applicable to your Certificate is shown in the Schedule. We may offer different Guarantee Periods from time to time.

Subsequent Guarantee Periods

At the end of any Guarantee Period, a subsequent Guarantee Period commences. We may make available different Guarantee Periods upon renewal than those which were available when your certificate was issued. Each subsequent Guarantee Period for your Certificate lasts the same duration as the prior Guarantee Period or the next shortest one if that duration is no longer available unless we receive from you at our Office instructions In Writing at least two business days prior to the close of the Guarantee Period then ending. In no event may a subsequent Guarantee Period extend beyond the Annuity Date then in effect for your Certificate.

Alternate Guarantee Periods

You may choose an alternate Guarantee Period before your current Guarantee Period ends, subject to the following rules:

1. We must receive your request In Writing at our Office.

2. The beginning of the new Guarantee Period is the first business day after the date we receive all the information we need to process your request.

3. The Guarantee Period you choose must be one we are making available on the date the new Guarantee Period is to begin.

4. Your Annuity Date must be the first day of the month on or after an anniversary of the date on which the new Guarantee Period begins. If necessary to meet this requirement, you must choose a new Annuity Date before we will process your request.

5. The new Guarantee Period may not extend beyond the Annuity Date.

6. We will process only one such request per Certificate per Certificate Year.

The market value adjustment formula will be applied to your Certificate's Interim Value immediately prior to the beginning of the new Guarantee Period. No surrender charge will be assessed. The resulting Interim Value will be credited interest at the Subsequent Guarantee Rate for the new Guarantee Period.

Initial Guarantee Rate

We credit interest to your Certificate at the Initial Guarantee Rate shown in the Schedule during the initial Guarantee Period.

Subsequent Guarantee Rate

When a subsequent Guarantee Period begins, the Subsequent Guarantee Rates applied to your Certificate will not be less than the rate then applicable to new Certificates with the same Guarantee Period.

Minimum Interest Rate

Interest rates are subject to the minimum shown in the Schedule.

Crediting of Interest

Declared rates are effective annual rates of interest. The rate applicable throughout any Guarantee Period is the one in effect when such Guarantee Period begins.

Premium Taxes

We reserve the right to make an assessment for premium taxes, if applicable. The tax is deducted from the premium when received. Alternatively, we may assess premium taxes attributable to your Certificate when we determine your initial annuity payment.


                                   SURRENDERS

General

You may request a full or partial surrender. Partial surrenders may only be made if:

(a)      the Gross Surrender Value is at least $1,000; and

(b) the Gross Surrender Value plus $1,000 does not exceed the amount payable under the Certificate if it were completely surrendered on that date.

In the case of all full or partial surrenders the value of a Certificate will be reduced by the Gross Surrender Value on the Surrender Date and the Net Surrender Value will be payable to the Participant.
The Net Surrender Value equals:

                               (A X C) - B, where:

         A =      the Gross Surrender Value;

         B = the Surrender Charge, as of the date we receive the surrender request In Writing, shown in the Contract Schedule; and

         C = the market value adjustment, described below, as of the date we receive In Writing the surrender request.

Surrender Charge

The surrender charge applicable to each Certificate Year is shown in the Contract Schedule. The charge is a percentage of the Gross Surrender Value deemed to be a liquidation of premium. Surrenders or partial surrenders, except for those amounts taken under the free withdrawal provision, are deemed for the purpose of this charge to be first a liquidation of premium. Amounts taken under the free withdrawal privilege are not considered a liquidation of premium. On a partial surrender, Gross Surrender Value is deemed to come first from (a) any interest then available under the free withdrawal provision; then from (b) any premium not yet liquidated, and then from (c) any remaining interest.

Market Value Adjustment

The formula we use to determine the market value adjustment ("MVA") is:

                                    [ (1+I) / (1+J+0.0025) ]  N/12
where:
                  I is the Guarantee Rate applicable to the Guarantee Period for your Certificate;

                  J is the Current Rate for the Guarantee Period equal to the number of years (rounded to the next higher number when occurring on other than an anniversary of the beginning of the current Guarantee Period) remaining in your current Guarantee Period; and

                    N is the number of months (rounded to the next higher number when occurring on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining in your Guarantee Period.

Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

In the special case where I=J, the MVA is set equal to 1.

Free Withdrawal Privilege

Once each Certificate Year after the first, a portion of a partial surrender may be free of any applicable surrender charge or MVA. The amount available under this privilege is the interest credited to your Certificate for the prior Certificate Year.

Deferral of Payment

We may defer payment of any partial or total surrender for the period permitted by law. In no event may this deferral of payment exceed 6 months from the date of receipt of the request to partially or totally surrender. If we defer payment for more than 30 days, we pay interest of at least 4% per year on the amount deferred.

                                 DEATH BENEFITS

Your Death or the Annuitant's Death If Prior to the Annuity Date

Your Death

The amount of the death benefit is determined as of the date we receive due proof In Writing of your death if occurring before the Annuity Date. We reserve the right to require both due proof of death and evidence satisfactory to us that the Annuitant did not predecease you. Your spouse may elect to forego payment of the death benefit and become the participant if:

a)       your death occurs prior to the Annuity Date;

b)       you predecease the Annuitant and any Contingent Annuitant; and

c) your spouse is the designated Beneficiary on the date of your death.

For purposes of this provision, the death of the first of any joint participant is deemed your death.

Death of Annuitant

The designated Contingent Annuitant becomes the Annuitant as of the Annuitant's date of death. A death benefit is payable as of the date we receive due proof In Writing of the Annuitant's death occurring before the Annuity Date if:

a)      there is no designated Contingent Annuitant; or

b)      the Contingent Annuitant predeceases the Annuitant.

We reserve the right to require evidence satisfactory to us that you did not predecease the Annuitant.

Death Benefit

For purposes of this provision, "death" means the earlier of either your death or, if there is no Contingent Annuitant, the Annuitant's death. The amount payable on death prior to the Annuity Date and before the beginning of the Certificate Year which starts following the earlier of your or the Annuitant's 85th birthday is the greater of (a) or (b), where:

a) is the Interim Value of your Certificate times the MVA as of the date we receive due proof of death; and

b) is the premium shown in the Schedule, less the sum of all prior Gross Surrender Values.

The death benefit at any later date prior to the Annuity Date equals the Interim Value of your Certificate times the MVA, as of the date we receive due proof of death.

The death benefit is reduced by any annuity payments made prior to the date we receive due proof In Writing of death.

The death benefit may be taken in one sum or under any of the options described in the Settlement Provisions. In the event of your death, the benefit must be distributed within five years of the date of death or over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after your death must commence within one year of the date of death.

Your Death If On Or After the Annuity Date

Benefits are paid at least as rapidly as under the annuity option then in effect if you die on or after the Annuity Date. For purposes of this provision, the death of the first of any joint participants is deemed your death.

Death of the Annuitant On Or After the Annuity Date

Any remaining certain payments are payable to the Beneficiary if the Annuitant dies after the Annuity Date.

The commuted value of any remaining certain payments is payable in one sum to the Beneficiary's estate if the Beneficiary dies subsequent to the Annuitant's death after the Annuity Date.

                               GENERAL PROVISIONS

Entire Contract

The contract shown in the Schedule, including any attached riders or endorsements, the attached copy of the application and any supplemental applications and endorsements are the entire contract. As to your Certificate, the contract also includes the copy of the enrollment form attached to your Certificate. All statements made in an application and/or an enrollment form are deemed to be representations and not warranties. No statement is used to void the contract or defend against a claim unless it is contained in the application or supplemental application or an enrollment form.

Only our President, a Vice President or Secretary may change or waive any provisions of the contract. Any change or waiver must be In Writing. We are not bound by any promises or representations made by or to any other person.

Error in Age [or Sex]

If the age [or sex] of an Annuitant has been misstated, we make adjustments to conform to the facts. Any underpayments by us are made up immediately and any overpayments are charged against future amounts becoming payable.

Assignment

You may assign your rights under the contract at any time prior to the Annuity Date. No assignment is binding on us unless it is In Writing. We are not responsible for the validity of any assignment.

Nonparticipation

The contract does not share in our profits or surplus earnings.

Elections, Designations, Changes and Requests

All elections, designations, changes and requests must be In Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices. We inform you of any changes to the contract shown in the Schedule that materially affect your rights. We reserve the right to require that this Certificate be returned to our Office for endorsement of any change to such contract or any change affecting only this Certificate.

Claims of Creditors

To the extent  permitted  by law,  no payment  under the  contract  shown in the
Schedule is subject to the claims of the creditors of the Contract Owner, you or any other participant, Annuitant or Beneficiary.

Proof of Survival

The payment of any annuity is subject to evidence satisfactory to us that the payee is alive on the date such payment is otherwise due.

Tax Reporting

We intend to make all required regulatory reports regarding taxable events in relation to this Certificate. Such events may include, but are not limited to:

a)       annuity payments;

b)       payment of death benefits;

c)       surrender of value from a Certificate in excess of the tax basis; and

d)       assignments.

Facility of Payment

We reserve the right, in settlement of full liability, to make payments to a guardian, relative or other person if a payee is legally incompetent.

 Modification of the Contract

The contract shown in the Schedule may be modified at any time by written agreement between the Contract Owner and us. No modification affects your rights under Certificates issued or the amount or term of any annuity begun prior to the effective date of the modification unless it is required to conform such contract to any Federal or State statutes. No modification of such contract affects the method by which we determine the Interim Value of your Certificate.

                              SETTLEMENT PROVISIONS

Annuities

Fixed dollar annuity payments are available under the contract. Such annuities remain fixed as to dollar amount throughout the payment period. We use our then current interest, expense and mortality assumptions when payments begin in determining the amount of each payment. However, we guarantee not to use an interest assumption of less than 4% per year, compounded yearly.

Annuity Date

You select the Annuity Date In Writing. The Annuity Date must be the first day of the first month on or after the end of a Guarantee Period. It must also be after the third Certificate Year. It can be changed at any time but such requests must be received In Writing at least 30 days before the current Annuity Date. In the absence of an election In Writing, the Annuity Date is the start of the Certificate Year first following the Annuitant's 85th birthday.

Annuity Option Election

All elections to receive payments under an annuity option are subject to our then current rules as to minimum monthly payment amounts.

You may have elected on the enrollment form to have the value of your Certificate applied under any one of the annuity options described below. You may change this choice any time prior to 30 days before the Annuity Date. Such requests must be In Writing.

If no annuity option is selected, then payments automatically commence on the Annuity Date under the second option, with 120 payments certain, if the monthly payment amount equals or exceeds our then current minimum. Otherwise, payment is made in one sum.

Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below, subject to our rules for minimum annuity payment amounts. In the absence of an election prior to proceeds becoming due, the Beneficiary may make such an election. Such election must be In Writing within one year after proceeds are payable.

Proof of Age

We reserve the right to require submission prior to commencement of any annuity payments of evidence satisfactory to us of the age of any payee upon whose life payment amounts are calculated.

Annuity Options

Option One:                Life Annuity

An annuity payable monthly during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.

Option Two: Life Annuity With 120, 180 or 240 Monthly Payments Certain

An annuity providing monthly income to the payee for a fixed period of 120 months, 180 months or 240 months (as selected) and for as long thereafter as the payee lives.

Option Three:              Joint and Last Survivor Life Annuity

An annuity payable monthly during the joint lifetime of the payee and a secondary payee and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

Option Four:               Payments for a Designated Period

An annuity payable for a specified number of years. The number of years is subject to our then current rules.

                                 ANNUITY TABLES

The attached tables show the minimum dollar amount of each monthly payment for each $1,000 applied under the options. The amounts payable when annuity payments commence may be higher, based on our then current assumptions as to interest, expenses and mortality, but will not be lower.

Under options one and two, the amount of each payment depends on the age [and sex] of the payee at the time the first payment is due. Under option three, the amount of each payment depends on the age [and sex] of both payees at the time the first payment is due.

The tables shown are based on interest at 4% per year compounded annually and the [1983a Individual Annuity Mortality Table set back one year for males and two years for females.]

The payee's settlement age is the payee's age, last birthday, on the date of the first payment, minus the age adjustment. The age adjustments are shown below. They are based on the date of the first payment. The age adjustment does not exceed the age of the payee.

                     Annuitization                               Attained Age
                         Year                                      Set Back
                      2000 - 2009                                      1
                      2010 - 2019                                      2
                    2020 and later                                     3

                            Amount of Monthly Payment
                             For Each $1,000 Applied



First and Second Options - Single Life Annuities With:


                           Male Payee                                   Female Payee
                      Monthly Payments                               Monthly Payments
                           Guaranteed                                     Guaranteed

                       None       120      180      240            None       120      180        240
                Age        $       $          $       $                $        $        $        $

                  50      4.79     4.74    4.68     4.60              4.39     4.37    4.35     4.31
                  55      5.19     5.11    5.01     4.88              4.69     4.66    4.62     4.56
                  60      5.73     5.59    5.42     5.18              5.09     5.04    4.96     4.85
                  65      6.49     6.22    5.89     5.48              5.65     5.54    5.39     5.18
                  70      7.56     6.98    6.37     5.73              6.42     6.19    5.90     5.52
                  75      9.06     7.83    6.80     5.89              7.55     7.03    6.44     5.78
                  80     11.18     8.67    7.10     5.97              9.24     8.00    6.90     5.93


Third Option - Joint and Last Survivor Annuity

Age of
Male                                        Age of Female Payee
Payee             35       40       45      50       55       60       65       70      75       80
                  $        $        $       $        $        $        $        $       $        $
   50            3.78     3.88     4.00    4.12     4.25     4.37     4.48     4.57    4.64     4.70
   55            3.79     3.91     4.04    4.19     4.36     4.52     4.69     4.83    4.95     5.04
   60            3.81     3.93     4.07    4.25     4.45     4.67     4.90     5.12    5.31     5.47
   65            3.82     3.94     4.10    4.29     4.52     4.79     5.10     5.42    5.72     5.99
   70            3.82     3.95     4.12    4.32     4.58     4.89     5.27     5.70    6.15     6.58
   75            3.83     3.96     4.13    4.35     4.62     4.97     5.40     5.93    6.55     7.21
   80            3.83     3.97     4.14    4.36     4.65     5.02     5.50     6.11    6.89     7.79

Fourth Option - Payments for a Designated Period

No.      Amount of         No.      Amount of        No.      Amount of           No.     Amount of
Yrs.     Mthly. Pymts.     Yrs.     Mthly. Pymts.    Yrs.     Mthly. Pymts.       Yrs.    Mthly. Pymts.

   10       10.06          16          7.00          22          5.64             28            4.90
   11        9.31          17          6.71          23          5.49             29            4.80
   12        8.69          18          6.44          24          5.35             30            4.72
   13        8.17          19          6.21          25          5.22
   14        7.72          20          6.00          26          5.10
   15        7.34          21          5.81          27          5.00




                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                              Shelton, Connecticut
                                 A stock Company








                       GROUP DEFERRED ANNUITY CERTIFICATE
                                NON-PARTICIPATING